Exhibit 99.1

FMC Corporation
1735 Market Street
Philadelphia, PA 19103
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

FMC Media Contact: Jim Fitzwater - +1 215.299.6633
james.fitzwater@fmc.com
FMC Investor Relations Contact: Alisha Bellezza - +1 215.299.6119
alisha.bellezza@fmc.com

FMC Corporation Completes Sale of Alkali Chemicals to Tronox
PHILADELPHIA, April 1, 2015 - FMC Corporation (NYSE:FMC) announced today the company has completed the sale of its Alkali Chemicals business to Tronox Limited (NYSE:TROX) in a transaction valued at $1.64 billion.
“We’re pleased that the Alkali Chemicals business is now owned by Tronox, where it will thrive as part of a leading, global mining and minerals company,” said Pierre Brondeau, FMC president, CEO and chairman. “Completing this transaction ensures FMC will maintain a strong balance sheet as we prepare to close the acquisition of agrochemical maker Cheminova A/S and complete our transformation into a global agriculture, health and nutrition company.”
FMC expects to close the Cheminova acquisition in April.
BofA Merrill Lynch and Goldman, Sachs & Co. were FMC’s financial advisors for this transaction. Wachtell, Lipton, Rosen & Katz and Morgan Lewis & Bockius LLP served as FMC’s legal advisors for this transaction.
About FMC
FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. In 2014, FMC had annual sales of approximately $3.3 billion from continuing operations. The company employs approximately 5,000 people throughout the world, and operates its businesses in three segments: FMC Agricultural Solutions, FMC Health and Nutrition, and FMC Lithium. For more information, visit www.FMC.com.
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Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2014 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.
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